UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Commercial National Financial Corporation

(Name of Registrant as Specified In Its Charter)

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Commercial National Financial Corporation
900 Ligonier Street. PO Box 429
Latrobe, PA 15650

 Notice of
 Annual Meeting
 And
 Proxy Statement

 Commercial National Financial Corporation
 Annual Meeting of Shareholders
 May 17, 2011

Commercial National Financial Corporation
900 Ligonier Street. PO Box 429
Latrobe, PA 15650

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
ON MAY 17, 2011

To The Shareholders:

Notice is given that the Annual Meeting of Shareholders of Commercial National Financial Corporation will be held at its principal office, 900 Ligonier Street, Latrobe, Pennsylvania, on Tuesday, May 17, 2011, at 10:00 a.m. for the following purposes:

•	election as directors of the three nominees set forth in the Proxy Statement, each in a class of directors as set forth in the Proxy Statement;

•	ratification of the appointment of ParenteBeard, as independent auditor for the Corporation;

•	transaction of such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Only those shareholders of record as of the close of business on April 1, 2011 shall be entitled to notice of and to vote at the meeting.

Enclosed are a proxy statement, a form of proxy and an addressed return envelope. Please mark, date, sign and promptly return the proxy in the envelope provided, whether or not you plan to attend the meeting. If you attend the meeting you may then withdraw your proxy and vote in person.

Your prompt response will be appreciated.

By order of the Board of Directors,

Wendy S. Schmucker
Secretary

April 11, 2011

Commercial National Financial Corporation
900 Ligonier Street. PO Box 429
Latrobe, PA 15650

PROXY STATEMENT
For The Annual Meeting Of Shareholders
To Be Held On May 17, 2011

GENERAL INFORMATION

The Annual Meeting

This Proxy Statement is provided for the solicitation of proxies by the Board of Directors of Commercial National Financial Corporation (the “Corporation”), a Pennsylvania business corporation, for use at the Annual Meeting of Shareholders on May 17, 2011 at 10:00 AM (the “Annual Meeting”) to be held at 900 Ligonier Street, Latrobe, Pennsylvania, 15650, and at any adjournments or postponements of the meeting.  This Proxy Statement and the form of proxy, together with the Corporation’s Annual Report to Shareholders for 2010, are being mailed on April 11, 2011, or as soon as possible thereafter, to all shareholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the shareholders will be asked to consider and take action on the proposals listed below:

•	election as directors of the three nominees set forth in this Proxy Statement, each in the class of directors as set forth in the following pages;

•	ratification of the appointment of ParenteBeard LLC ("ParenteBeard"), as independent auditors for the Corporation; and

•	any other business as may be properly brought before the meeting.

The Board of Directors of the Corporation recommends the election of the three nominees for Directors listed in this Proxy Statement, and the ratification of the appointment of ParenteBeard, as independent auditors.

The three nominees receiving the highest number of votes cast shall be elected as Directors.  Each share of stock is entitled to one vote.

Voting Rights and Requirements

Record Date.  The Board has fixed the close of business on April 1, 2011 as the Record Date for the determination of the shareholders entitled to notice of the Annual Meeting (and any postponements or adjournments).  Accordingly, only the shareholders of record on the Record Date will be entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting.  The only class of stock of the Corporation presently issued and outstanding is common stock.  As of the Record Date, 2,860,953 shares of common stock were issued and outstanding and entitled to vote.

Voting Rights Generally.  Under the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum.  The three nominees receiving the highest number of votes will be elected as directors.  Ratification of the appointment of ParenteBeard will be approved if a majority of all of the shares that are present and entitiled to vote on the resolution vote for the proposal.  Abstentions will be counted as present for purposes of determining the existence of a quorum.  Abstentions and broker non-votes on each matter to be voted on will be treated as shares that are present but have not been voted. Accordingly, they will have no effect on the outcome of the vote on the election of directors, but will have the effect of “no” votes on the proposal to ratify the appointment of ParenteBeard.  Broker non-votes relate to shares registered in a broker's name but beneficially owned by others.  Brokers will vote such shares if instructed by the beneficial owner or if the proposal is considered a "routine" matter.  Brokers are entitled to exercise discretionary power to vote shares on routine matters even though the broker has not received voting instructions on the matter from the beneficial owner.  The ratification of the appointment of accountants for 2011 is considered routine, so that broker discretionary votes on the proposal will be counted.  Voting for members of the board of directors is not considered to be routine; therefore, brokers who have not received specific instructions from the beneficial owners are not entitled to vote (hence the term "broker non-votes") and will have no effect on the vote for directors.

Voting and Revocation of Proxy

Each share of stock has one vote.  The shares of stock represented by each proxy properly signed and returned to the Stock Transfer Agent, Registrar and Transfer Company,  Attn: Proxy Services, 10 Commerce Drive, Cranford, NJ 07016-3572  prior to the date of the Annual Meeting will be voted in the manner set forth in this Proxy Statement and in accordance with the instructions marked on the proxy enclosed.

A shareholder who returns a proxy may revoke it at any time before it is voted by delivering a written notice of revocation to Wendy S. Schmucker, Secretary of the Corporation, or by executing a later dated proxy and giving written notice thereof to the Secretary of the Corporation, or by voting in person at the Annual Meeting after giving written notice to the Secretary of the Corporation.

The cost of preparing, printing, and soliciting proxies will be paid by the Corporation.  In addition to the use of the mails, certain directors, officers and employees of the Corporation may solicit proxies personally.  Arrangements will be made with brokerage houses and other custodians, fiduciaries and nominees to forward proxy solicitation materials to the beneficial owners of stock held of record by these persons, and, upon request, the Corporation will reimburse them for reasonable forwarding expenses.

ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three directors, and shall be classified into three classes, each class to be elected for a term of three years.  The Bylaws allow the Board of Directors, within the limits set in the Bylaws, to fix the number of directors and the respective classifications from time to time.

The number of directors to constitute the entire Board is being reduced by the Board of Directors from eleven directors to ten directors, effective at the Annual Meeting of shareholders.  There are currently four directors in each of two classes and three directors in one class. At the Annual Meeting, there shall be elected three directors as a class to serve until the Annual Meeting of shareholders in the year 2014.  Joseph A. Mosso, Bruce A. Robinson and John T. Babilya have been designated by the Nominating/Corporate Governance Committee and the Board of Directors as its nominees for election as directors at the Annual Meeting.  After the Annual Meeting there will be three directors in each of two classes and four directors in one class.

If the enclosed proxy card is duly executed and returned prior to voting at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked on the card. In the absence of instructions, shares represented  by the proxy card will be voted as recommended by the Board of Directors, that is, in favor of the election of the nominees listed on the proxy and in this Proxy Statement.  All of the nominees are now and have been directors of the Corporation and of the Corporation's wholly owned subsidiary, Commercial Bank & Trust of PA (the “Bank”).

Other nominations for director may be made at the annual meeting in accordance with procedures set forth in Section 9.1 of the Bylaws of the Corporation and its Corporate Governance Guidelines.  The Bylaws generally require written notice to the Secretary of the Corporation of any such nomination at least 120 days prior to the anniversary date of the preceding annual meeting of the shareholders for the election of directors, but no more than 180 days prior to such anniversary date.  Such notice shall contain the following information to the extent known by the notifying shareholder:

•	the name, address, and age of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of the Corporation owned by each proposed nominee;

•	a statement that the shareholder intends to submit the nomination at the annual meeting;

•	the name and address of the notifying shareholder;

•	the number of shares of common stock of the Corporation owned by the notifying shareholder;

•	a statement as to whether the shareholder intends to solicit proxies;

•
a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person or persons that, to the shareholder's knowledge, have arrangements with the nominee or other shareholders relating to such nomination;

•
all other information relating to such shareholder and each nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 (“Exchange Act”);

•	the written consent of each proposed nominee to his or her nomination and to his or her service as a Director of the Corporation, if so elected.

Nominations not made pursuant to the foregoing procedures may be disregarded by the Chairman at the Annual Meeting.

Information about Director Nominees and Continuing Directors

Each nominee has consented to be named and to serve as a director, if elected.  If any nominee becomes unable to serve as a director, the proxies named in the proxy card will vote for a substitute nominee selected and recommended by the Board of Directors of the Corporation.

The names and ages of the nominees, the nominee’s current position, the nominee's term of office, and the year each nominee began continuous service as a director of the Corporation, are as follows:

Nominees

Name	Age	Term Expires	Director Since

John T. Babilya	51	2014	1999

Joseph A. Mosso	79	2014	1990

Bruce A. Robinson	60	2014	2005

The remaining seven directors will continue to serve in their respective classes.  The following table, based in part on information received from the respective directors and in part on the records of the Corporation, sets forth information regarding each such continuing director as of March 31, 2011.

Continuing Directors

Name	Age	Term Expires	Director Since

Gregg E. Hunter	52	2012	1995

Frank E. Jobe	89	2012	1990

Debra L. Spatola	54	2012	1997

George V. Welty	64	2012	1997

George A. Conti, Jr.	72	2013	1996

Steven H. Landers	53	2013	2005

C. Edward Wible	65	2013	1995
No nominee or continuing director has been at any time during the past five years a director of any company, other than the Corporation, that is required to file reports with the Securities and Exchange Commission.

Business Experience and Qualifications of Directors and Nominees

Set forth below is a description of the business experience over the past five years of each director and nominee named in the above tables.  In addition, set forth below is the specific experience, qualifications, attributes and/or skills that lead to the conclusion that such individual should serve as a director of the Corporation.

For over the past five years, John T. Babilya has been President, Chief Executive Officer and Co-owner of Arc Weld, Inc., a precision custom-manufacturing firm servicing steel, mining, drilling, construction and electrical industries.  He brings to the board experience as a small business owner and manager in the manufacturing sector and demonstrated decision-making skills and experience.

For over the past five years, George A. Conti, Jr. has been an attorney at law.  He brings to the board experience as an attorney, a positive reputation in the community and an ability to ask probing questions.

For over the past five years, Steve H. Landers has been the Vice President, Service of R&L Development Company (a land development company).  He also has helped manage Derry International, Ltd. (a stoning company) and Brothers Farm Ltd. (a storage company).  He brings to the board experience in real estate development and real estate in general as well as good decision-making skills.

For over the past five years, C. Edward Wible has been a Certified Public Accountant.  He was a principal at Horner, Wible & Terek, CPA's through 2005 and has been a self-employed CPA since then.  He brings to the board skills and experience in accounting, financial reporting and related matters.

Since February 2004, Gregg E. Hunter has been Chairman, President and CEO of Commercial Bank & Trust of PA (Bank) and Vice Chairman, President and CEO of Commercial National Financial Corporation (Corporation).  He previously served as Chief Financial Officer of the Bank and of the Corporation.  He is the sole member of management on the board and is a major shareholder in the Corporation.  He brings to the board a closer liaison with management and extensive banking experience.  He has held a wide variety of line officer positions at the Bank since beginning his banking career as a management trainee in 1980.  He subsequently held positions of assistant branch manager, delinquent loan collector, loan officer, branch manager, consumer compliance officer and company controller.    He completed the Stonier Graduate School of Banking program conducted at the University of Delaware in 1999 with an emphasis on asset/liability management.

Frank E. Jobe is a retired former Executive Vice President of the Bank, and brings to the board significant experience in banking and bank management.

Debra L. Spatola has been owner and manager of Debra Jeanne Designs (a textile and mixed media design company) from 2007 to the present.  From 2002 to 2007, she acted as President/restaurateur of Laurel Valley Foods, Inc.  She brings to the board significant experience as a business owner and manager with good decision-making skills.

Since February 2004, George V. Welty has been Chairman of the Corporation. He has been an attorney at law since 1976 and is a partner with the law firm of Welty & Welty LLP.  Mr. Welty brings to the board experience in real estate, trust and business law, community visibility in the Ligonier area and skills as a builder of consensus.

For over the past five years, Joseph A. Mosso has been a retired former President of Mosso's Pharmacy, Inc.  Mr. Mosso served as President of the National Association of Community Pharmacists. He brings to the board experience and skills as a small business owner and manager, has a strong community-wide reputation and possesses strong leadership skills.

For over the past five years, Bruce A. Robinson has been a General Manager of Laurel Valley Golf Club.  He brings to the board extensive management experience.  He is active and visible in the local schools and community and possesses strong decision-making and advisory skills.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of April 1, 2011, the name and address of each person who owns of record, or who is known by the Corporation to be the beneficial owner (as defined below) of, more than five percent of the outstanding common stock of the Corporation, the number of shares beneficially owned by such person, and the percentage of the outstanding common stock so owned.

The information on share ownership has been obtained from the Corporation's records and from information furnished to the Corporation by each individual or entity.  Management knows of no person who owns, beneficially or of record, either individually or with associates, more than five percent of the Corporation's common stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Gregg E. Hunter P. O. Box 3 Latrobe, PA 15650	280,180(2)	9.79%

Dorothy S. Hunter P. O. Box 28 Latrobe, PA 15650	203,000 (3)	7.10%

George A. Conti, Jr. 101 North Main Street Greensburg, PA 15601	232,600 (4)	8.13%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after April 1, 2011.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust, with shared voting and investment power. These are the same shares described in footnote (3).

(3)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust, with shared voting and investment power. These are the same shares described in footnote (2).

(4)
Includes 79,260 shares held as trustee of the Corazzi Trust, 145,740 shares held as trustee of the Iorio Trust and 4,000 shares held as attorney in fact for Letitia A. Anderson, each with sole voting and investment power.  Also includes 600 shares held as co-trustee of the Conti Family Trust, each with shared voting and investment power.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth as of April 1, 2011, the amount and percentage of the common stock beneficially owned by each director, nominee, named executive officer, and all executive officers and directors of the Corporation as a group.

The information contained herein has been obtained from the Corporation's records and from information furnished to the Corporation by each individual.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

John T. Babilya	6,956	0.24%
George A. Conti, Jr.	232,600(2)	8.13%
Richmond H. Ferguson	6,060	0.21%
Gregg E. Hunter	280,180(3)	9.79%
Frank E. Jobe	35,317	1.23%
Steven H. Landers	10,215	0.36%
Joseph A. Mosso	25,603(4)	0.89%
Bruce A. Robinson	17,397	0.61%
Debra L. Spatola	3,200	0.11%
Keith M. Visconti	400	0.01%
Thomas D. Watters	0	0.00%
George V. Welty	11,387	0.40%
C. Edward Wible	7,000(5)	0.24%

All executive officers	636,503	22.23%
and directors as a group
(16 persons in total)

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after April 1, 2011.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Includes 79,260 shares held as trustee of the Corazzi Trust, 145,740 shares held as trustee of the Iorio Trust, and 4,000 shares held as attorney in fact for Letitia A. Anderson, each with sole voting and investment power.  Also includes 600 shares held as co-trustee of the Conti Family Trust, each with shared voting and investment power.

(3)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust, with shared voting and investment power.

(4)	Includes 20,340 shares held as trustee of the Anna M. Mosso Trust and 3,900 shares in joint name with his wife.

(5)	Includes 2,000 shares held by the director's wife, Deborah K. Wible.

CORPORATE GOVERNANCE

It is the policy of the Corporation that the directors of the Corporation also serve as the directors of the Bank.  During 2010, the Board of the Corporation met 13 times and the Board of the Bank met 12 times.  Independent directors held two executive sessions during 2010. During 2010, all Directors attended at least seventy-five percent of the combined totals of meetings of the Board of Directors and each committee of which they were a member.  The Corporation does not have a stated policy with regard to directors' attendance at the annual meeting but expects all of its directors to attend.  In 2010, 11 of 11, directors attended the annual meeting.  The Board of the Corporation has standing audit, executive compensation and nominating/corporate governance committees, each of which is more fully described below.

Board Leadership Structure

Two different individuals serve as chairman of the board and chief executive officer of the Corporation.  George V. Welty serves as chairman of the board and Gregg E. Hunter serves as chief executive officer.  Mr. Welty is an independent director.  Having a different individual serve in each role is appropriate, given the specific characteristics of the Corporation, because it enhances the independence and active participation of the board and strengthens its oversight function.

Risk Oversight

The board of directors provides significant and active oversight in addressing the Corporation's risks by engaging in the following activities:

•	It has established committees to address risks in certain areas.

o	The Audit Committee addresses financial and transactional reporting risks and oversees the implementation and monitoring of appropriate internal controls. (See "Audit Committee" below.)

o	The Compensation Committee, among other things, addresses risks that might arise from the Corporation's compensation policies. (See “Compensation Committee,” below.)

o
The Nominating and Corporate Governance Committee, among other things, addresses legal and compliance risks by (1) reviewing and recommending to the board corporate governance guidelines and code of ethical and legal compliance, (2) making sure the guidelines comply with applicable law and regulatory requirements, (3) monitoring the board's and the corporation's compliance with its regulatory commitments and corporate governance policies,  (See "Nominating/Corporation Governance Committee", below.)

•	The Board closely monitors all regulatory examinations and properly addresses any issues raised by regulators.

•	The Board's Asset/Quality Committee closely monitors credit risk to loan portfolios.

•
The Board oversees management’s Risk Committee which performs due diligence on significant matters including policy and procedural changes to mitigate risk. The committee assesses credit risk, interest rate risk, liquidity risk, transaction risk and compliance risk.

•
Interest rate risk management is the responsibility of the Asset/Liability Management Committee, which reports to the Board of Directors. This Committee establishes policies for monitoring and coordinating the Corporation’s sources, uses and pricing of funds.

Director Independence

The Board of Directors has determined that Directors, John T. Babilya, George A. Conti, Jr., Frank E. Jobe, Steven H. Landers, Joseph A. Mosso, Bruce A. Robinson, Debra L. Spatola, George V. Welty, and C. Edward Wible, are independent directors in accordance with the independence standards of The NASDAQ Stock Market on which the Corporation's common stock is currently listed.  In determining the independence of directors, the Board of Directors considered the deposit and loan relationships which various directors may have with Commercial Bank & Trust of PA.

Audit Committee

The Board of the Corporation has an Audit Committee that consists of John T. Babilya, George A. Conti Jr., Bruce A. Robinson, Debra L. Spatola and C. Edward Wible, each of whom is considered an “independent director” under the rules of NASDAQ Stock Market and the Securities and Exchange Commission ("SEC").  The Board has determined that Mr. Wible qualifies as an audit committee financial expert within the meaning of the SEC regulations.

The role of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Corporation through review of financial and accounting controls and policies, financial reporting systems, alternative accounting principles that could be applied and the quality and effectiveness of the independent auditors.

The Audit Committee meets monthly, or more often as needed, with the Corporation’s internal auditor and staff to monitor and review compliance with regulations and internal policies and procedures and provides direct liaison with the Corporation’s audit department and Board of Directors.  The Audit Committee of the Corporation met thirteen times during 2010.

The Audit Committee meets with the Corporation’s independent auditors as it deems necessary, not less often than annually, to facilitate and encourage private communication between the Audit Committee and the independent auditors.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors on May 16, 2000.  The charter was revised and approved by the Board of Directors on October 19, 2010.  A copy of the Audit Committee’s charter is available on the Corporation's website:  www.cbthebank.com by clicking "About Us" and "Investor Relations" and "Governance Documents".

Audit Committee Report

The Audit Committee appointed ParenteBeard as independent auditors of the Corporation for the fiscal year ended December 31, 2010, and received shareholders’ ratification on May 18, 2010.  In overseeing the preparation of the Corporation’s financial statements, the Audit Committee has reviewed all financial statements and discussed the same with both management and ParenteBeard.  The Audit Committee reviewed with ParenteBeard those matters required to be discussed pursuant to Statement on Auditing Standards No 61 as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee has received from ParenteBeard the written statements required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, has discussed ParenteBeard's independence with ParenteBeard, and has considered the compatibility of non-audit services with the auditors' independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

                             The Audit Committee
                             C. Edward Wible, Chairman
                             John T. Babilya
                             George A. Conti Jr.
         Bruce A. Robinson
                             Debra L. Spatola

Nominating/Corporate Governance Committee
The Board of the Corporation has a Nominating/Corporate Governance Committee (“Nominating Committee”) that consists of John T. Babilya, George A. Conti, Jr., Joseph A. Mosso, , George V. Welty and C. Edward Wible, all of whom are “independent” as such term is defined in the SEC rules and the NASDAQ listing requirements.  The Nominating Committee met four times during 2010.

The Nominating Committee adopted a charter on June 15, 2004 that was approved by the Board of Directors, and it is available, as amended, on the Corporation’s website: www.cbthebank.com by clicking "About Us" and "Investor Relations" and “Governance Documents”.

The Nominating Committee acts as the Board’s Nominating Committee and, in addition, reviews and makes recommendations to the Board regarding Board organization, membership, function and effectiveness; and committee structure, membership, function and effectiveness.  The Nominating Committee evaluates the performance of the Board as a whole, the Committees and the individual directors.  The Nominating Committee also administers and oversees all aspects of the Corporation’s corporate governance functions on behalf of the Board, including procedures for compliance with significant applicable legal, ethical and regulatory requirements that may affect corporate governance.

In selecting new Directors of the Corporation, consideration is given to each individual Director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Corporation and its management, and duties imposed by law and regulation.  Important factors include:

•	Each Director must, as determined by the Board, be qualified to perform duties of a Director as evidenced by the Director’s experience, accomplishments, education, skills and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Corporation and its shareholders, without conflicts of interest;

•
The majority of Directors will be independent in accordance with the Standards for Determining Independence of Directors as adopted by the Board and in compliance with applicable laws and regulations and the listing standards of NASDAQ.

•	The Corporation will comply fully with all legal and regulatory requirements concerning the composition of the Audit, Nominating/Corporate Governance, and Executive Compensation Board Committees;

•
Collectively, Board members will bring to the Corporation a broad range of complementary skills, expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•
Directors will have experience in policy-making levels of a business or as a licensed professional or will have similar experience in similar areas of endeavor and must have an aptitude for evaluating business matters and making practical and mature judgments.

•	Although the Nominating Committee considers diversity of perspectives in selecting nominees for election as directors, it has no policy on diversity.

     Shareholders may recommend director nominees to the Nominating Committee by submitting a written recommendation naming the nominee at least 120 days before the anniversary date of the mailing date of this proxy statement.  The written recommendation shall be accompanied by a complete description of the recommended person's qualifications, experience and background, together with a statement signed by the recommended person that he or she consents to act as such.  In addition the shareholder making the recommendation, and/or the nominee, as the case may be, shall submit such additional information as the Nominating Committee shall reasonably request.  A shareholder may not recommend himself or herself.  The Nominating Committee will evaluate the candidate based on the above criteria and other criteria it may deem relevant.

Compensation Committee

The Compensation Committee is comprised of the following Directors: Joseph A. Mosso (Chairman), John T. Babilya, Steven H. Landers and George V. Welty.  All of the members of the Compensation Committee are independent, in accordance with the applicable definition of independence under the NASDAQ listing requirements.  This standing committee has the responsibility of reviewing the compensation paid by the Company and the Bank to its executive officers.  The Compensation Committee's authority is focused on approving all aspects of compensation for the Corporation's CEO and other executive officers named in the compensation chart.  In performing its function in connection with the compensation of the CEO, the Compensation Committee works with the Manager of Human Resources in obtaining information on peer group salaries, benefits and prerequisites and in reviewing the executive officer's employment profile, salary, history and benefits.  The committee also reviews a tally sheet indicating all aspects of the executive's compensation and benefits, both current, deferred and contingent, as well as the budget and goals for the applicable compensation period.  It also works with the Manager of Human Resources in evaluating the executive's performance against applicable goals and merit guidelines as well as updating the process and guidelines.  The compensation of the independent members of the Board of Directors is determined by the Nomination/Corporate Governance Committee, not by the Compensation Committee.  The CEO does not participate in his own performance appraisal and compensation decisions but does participate in the compensation decision-making process of the other executive officers shown in the Summary Compensation Table. The Compensation Committee does not rely on a compensation consultant except to provide a board-based survey of peer group data based on parameters that are not developed by the consultant and about which the consultant does not provide advice.  The Compensation Committee also reviews the Corporation's succession planning process and regulatory compliance related to compensation.  The Committee met four (4) times during the 2010 fiscal year.  The Board of Directors has adopted a charter for the Compensation Committee, which was last amended in 2009.  A copy of the Compensation Committee's charter was attached as Appendix A to the Corporation’s proxy statement for the 2010 annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the applicable forms, there was no director, officer or beneficial owner of more than 10 percent of the Corporation’s common stock who failed to file on a timely basis reports required by Section 16(a) of the 1934 Act during the most recent fiscal year.

EXECUTIVE OFFICER'S COMPENSATION

The following table sets forth certain information regarding compensation received during the past two years (2009 and 2010) by the Chief Executive Officer and the two other most highly compensated Executive Officers of the Corporation whose annual compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	All Other Compensation ($) (i)	Total ($) (j)
Gregg E. Hunter, CEO	2009 2010	200,683 206,850	38,081 50,171	45,309(1) 49,674(1)	284,073 306,695
Keith M. Visconti, EVP Sales & Service	2009 2010	118,113 121,513	0 0	6,162(2) 6,356(2)	124,275 127,869
Thomas D. Watters, EVP & CFO	2009 2010	108,435 113,435	5,500 0	5,888(3) 5,874(3)	119,823 119,309

(1)
Includes $903 BOLI premiums paid on behalf of the CEO in 2009; $11,922 for the CEO's Profit Sharing Contribution in 2009; and $21,500 paid to the CEO as Directors' Fees in 2009.  Includes $943 BOLI premiums paid on behalf of CEO in 2010, $12,250 for the CEO's profit sharing contribution in 2010 and $23,200 paid to the CEO as director's fees for 2010.

(2)
Includes $425 BOLI premiums paid on behalf of the officer and $5,737 for the officer’s Profit Sharing contribution in 2009.  Includes $442 BOLI premiums paid on behalf of the officer and $5,914 for the officer’s Profit Sharing contribution in 2010.

(3)
Includes $381 BOLI premiums paid on behalf of the officer and $5,507 for the officer’s Profit Sharing contribution in 2009.  Includes $404 BOLI premiums paid on behalf of the officer and $5,470 for the officer’s Profit Sharing contribution in 2010.

COMPENSATION

Annual executive compensation consists of a base salary, the potential for a discretionary bonus, plus health insurance, life insurance, long-term disability insurance, participation in a profit sharing plan, and other compensation.  Compensation for the CEO and Executive Officers is actually paid by the Corporation's wholly owned bank subsidiary.

At-Risk Compensation. No "at-risk" compensation that was available to the CEO or any of the named executive officers during 2009 or 2010.

Base Benefits. Base benefits for our executive officers are as follows:

Base benefits offered to the executive officers in the Executive Compensation program mirror those of other employee classes, including health and welfare benefits and retirement benefits.  Each executive named in the Compensation Table is also entitled to life insurance benefits that are the same for all full time management employees:  his named beneficiaries would receive an amount equal to two times the executive's salary if he dies while employed by the Corporation.  See below for a description of certain supplemental life insurance benefits.

Supplemental Benefits

The following is a summary of the supplemental benefits that may be offered to the executive officer as part of the Corporation's Executive Compensation Plan:

•	An employment agreement and change-of-control agreement (please see below for detail).

•	Bank Owned Life Insurance, as explained below.

As part of the Supplemental Benefits offered by the Bank, a Bank Owned Life Insurance (“BOLI”) program is provided for the CEO and the named executive officers. The Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive.

A BOLI participant shall have a vested insurance benefit equal to two times base annual salary.  Once vested, this benefit will continue to be available after the executive's employment with the Bank terminates, so long as the executive is not terminated for cause.  The benefit vests at the earliest of the following events:

a.
Continued employment with the Bank, the Corporation or any subsidiary or Affiliate of the Bank or the Corporation until a total of 70 points or more is reached when the participant’s age and years of service are combined;

b.	Termination of employment due to disability;

c.	Termination of employment following a change in control; or

d.	At the discretion of the Bank’s Insurance Committee if there are other circumstances not addressed in paragraphs a, b, or c.

As of July 2006, the CEO was vested in the BOLI plan.  As of February 2009, Keith M. Visconti was vested in the BOLI plan.  Thomas D. Watters is not yet vested in the BOLI Plan.  The premium paid for the death benefit for each of the officers is reflected in the Summary Compensation Table.

Description of the Employees' Profit Sharing Retirement Plan

The named executive officers participate in the Bank's profit sharing component of the Profit Sharing Plan, with total contribution balances as set forth in the Summary Compensation Table.

Employees are eligible to join the profit sharing component following 12 months of employment, provided that the employee has accumulated 1,000 or more hours of service. The amount to be contributed to the Plan is determined by the Board of Directors of the Bank based on the existence of current or accumulated net profits of the Bank and/or such other factors as may be determined to be appropriate by the Board of Directors of the bank in its discretion.  Notwithstanding the foregoing, the Board of Directors of the Bank may determine that no contributions will be made to the Plan by the employer for any one or more particular plan years.  The total amount of the annual contribution cannot exceed 15 percent of the total eligible compensation paid by the Bank to all participating employees under this component.

The Plan provides for the determination of an account for each participating employee with notice of the amount in each such account to be given to the participating employee annually.  Distributions under the Plan can be made to participating employees upon retirement (either normal or early retirement as defined in the Plan), at death or disability of the participating employee or upon severing employment if either partially or fully vested.

The Plan provides for percentage vesting of 20 percent for the first two full years of service increasing 20 percent annually thereafter to 100 percent after six full years of service.  The Plan provides certain rules in the event that it becomes top-heavy.  Effective January 1, 2007, the Plan was amended to reflect the conversion of all accounts under the Plan to participant-directed accounts on a daily valuation system with Alerus Financial, National Association as a directed trustee.

The Plan does not accept rollover contributions from other retirement plans. Hardship distributions, pre-retirement distributions, and loans are not permitted under the Plan.

The Plan also contains a 401(k) feature.  Employees are eligible to join this Plan feature the first day of the month coincident with or immediately following ninety (90) consecutive days of service.  Employees are 100 percent vested in their salary deferral accounts.

Under Federal tax law, the 401(k) elective deferrals for each plan year are subject to an annual limit imposed by the IRS.  Participants who reach age 50 before the end of a plan year also have the opportunity to elect 401(k) "catch up" contributions in excess of the regular annual 401(k) limit.

It is not possible to determine the extent of the benefits which any participant may be entitled to receive under the Plan on the date of termination of employment, since the amount of benefits will be dependent, among other things, upon factors such as future Bank earnings, future participant compensation and future Plan earnings.

The amount that the Bank contributed to the account of each named executive officer as part of the Plan is set forth in the Summary Compensation Table.

Perquisites & All Other Compensation

Perquisites and all other compensation for our executive officers are determined and evaluated as follows:

The Compensation Committee works with the Manager of Human Resources of the Corporation's operating subsidiary to identify all potential perquisites and personal benefits paid to the Corporation's CEO and the other named executive officers.  In identifying all potential perquisites, all disbursements paid to any included person are evaluated.

Once all potential perquisites have been identified, the Committee evaluates each, using a broad and principal-based method that provides a two-pronged analysis, as follows:

The Committee evaluates whether each item is integrally and directly related to the performance of the executive's duties.  If so, the item is not considered to be a perquisite or personal benefit.

If an item is not integrally and directly related to the performance of the executive's duties, the second prong of the analysis is conducted to determine whether the item confers a direct or indirect benefit that has a personal aspect, or whether it is provided for some business reason or for the Corporation's convenience.  If such item is generally available to all employees on a non-discriminatory basis, as it is available to those employees to whom it may lawfully be provided, then it is not considered a perquisite or personal benefit to the named executive officer.

No named executive officer received material perquisites during 2009 and 2010.

The Compensation Committee evaluates other compensation.  Such other compensation that is evaluated by the Committee includes, but is not limited to, compensation deemed to arise from related-party transactions, compensation paid to the included officers for termination of employment or change-in-control payments (see separate sections for each), corporation contributions to defined benefit plans, dollar value of life insurance premiums, gross-ups for payment of taxes, and equity-related compensation.  Compensation in the form of Board of Director fees have been evaluated, and are currently being provided to the CEO as a member of the Board, as detailed in the Summary Compensation Table.

Related-Party Transactions

The Corporation's wholly owned subsidiary, Commercial Bank & Trust of PA, has made loans to certain of the Corporation's directors, officers and employees and their businesses.  However, all of such loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates, collateral and application fees, as those prevailing at the time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to our Chief Executive Officer upon termination of his employment or a change in control of the Corporation or Bank under his current employment agreement and our other compensation programs. These potential payments are reflected in the Compensation Table.  At the current time, payments upon termination or change in control are available only to the Corporation's Chief Executive Officer, Gregg E. Hunter.

Neither of the other executive officers named in the Compensation Table have a separate employment agreement, severance agreement or change of control agreement.

Employment Agreement - Gregg E. Hunter, CEO

The terms of the employment agreement that may result in potential payments that would be payable to Gregg E. Hunter upon the termination of his employment are as follows:

Mr. Hunter entered into an Employment Agreement with the Bank as of July 1, 2003.  It was most recently amended as of January 22, 2009.  The current term of the Employment Agreement will end on June 30, 2012, and such term will be automatically extended for successive one year periods unless either Mr. Hunter or the Bank provides notice at least one-hundred and twenty (120) days prior to the end of the then current term of such party's intent not to extend the term of the Employment Agreement.

The Employment Agreement provides for an annual base salary to be set annually by the Compensation Committee.  The Employment Agreement also provides that Mr. Hunter is eligible to receive a performance bonus based on the performance of Mr. Hunter and the Bank.  The amount and payment of such bonus is in the sole discretion of the Compensation Committee.

If  Mr. Hunter's employment is terminated either by the Bank without cause or by Mr. Hunter "for good reason," Mr. Hunter is entitled to (a) payment of all accrued and unpaid salary and benefits through the date of such termination; and (b) continuation of his group health benefits for twelve (12) months; and (c) payment, for a period of twelve (12) months, of monthly severance payments equal to one-twelfth of the sum of (i) Mr. Hunter's annual salary, plus (ii) the amount credited to Mr. Hunter's account under the Bank's Profit-Sharing Plan for the most recently completed fiscal year, or, at the discretion of the Board, a single sum payment equal to the discounted present value of such monthly payments (discounted at the prime rate in effect at the Bank's principal banking subsidiary).

Change-in-Control Payments - Gregg E. Hunter, CEO

The potential payments that would be payable to Gregg E. Hunter upon a change in control of the Corporation or Bank are as follows:

If  Mr. Hunter's employment is terminated due to a change in control of the Bank or the Corporation, then Mr. Hunter shall receive the same payments and health benefits coverage as described above except that such payments and coverage shall continue for a period of twenty-four (24) months and Mr. Hunter would be entitled to six (6) months of outplacement services at the Bank's expense.

If the employment is terminated for any other reason, Mr. Hunter's severance is limited to accrued but unpaid salary and benefits.  Set forth below is a chart that summarizes Mr. Hunter's severance benefits.

Employment Agreement Details	Salary	Health Insurance	Profit Sharing	Outplacement	TOTAL

Severance:	1 year = $206,850	1 year = $12,505	1 year = $12,250	NA	$231,605

Change of Control:	2 years = $413,700	2 years = $25,010	2 years = $24,500	6 months = $10,000	$473,210

Grant of Plan Based Awards. Where equity or non-equity incentive plan-based awards are made to named executive officers, they should be detailed in tables that describe all grants of plan-based awards.  Because the Corporation does not currently provide incentive plan awards to our executive officers or employees, we are not including such tables in this Proxy Statement.

COMPENSATION OF DIRECTORS

Directors of the Corporation are paid $1,200 for attendance at stand-alone meetings and $700 for attendance at meetings held in conjunction with a Bank Board meeting.  The same payments are made to independent directors for attendance at meetings of only independent directors.  Directors of the Bank are paid a fee of $1,200 for attendance at meetings of the Board of Directors of the Bank, and in addition, directors who are not also officers of the bank are paid $400 for attendance at the meetings of the committees of the Corporation and the Bank.  All committee chairpersons are paid an additional $200 per attendance at a meeting.

In addition, the non-executive Chairman of the Corporation is paid a monthly retainer of $3,000.  The Chair of the Audit Committee, as the Financial Expert, is paid a monthly retainer of $1,500.  Compensation paid to our Directors during 2010 is shown on the Director Compensation Table, below.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	All Other Comp ($)	Total ($)
John T. Babilya	38,500	n/a	38,500
George A. Conti, Jr.	43,600	n/a	43,600
Richmond H. Ferguson	38,000	n/a	38,000
Gregg E. Hunter	(2)	n/a	(2)
Frank E. Jobe	30,800	n/a	30,800
Steven H. Landers	34,000	n/a	34,000
Joseph A. Mosso	34,800	n/a	34,800
Bruce A. Robinson	32,800	n/a	32,800
Debra L. Spatola	32,800	n/a	32,800
George V. Welty	82,000(3)	n/a	82,000(3)
C. Edward Wible	57,000(4)	n/a	57,000(4)

(1)Total includes compensation for serving on the board of directors of the Corporation and the Bank.
(2)See Summary Compensation Table for disclosure related to Gregg E. Hunter who is also a named executive officer.
(3) Includes additional $3,000 per month as Chairman of the Board of Directors.
(4)Includes additional $1,500 per month as Audit Committee financial expert.

      The number of meetings of the board and each committee that were held during 2010 are as follows:
Board/Committee Name	Number of Meetings
Asset Quality Committee	4 meetings
Audit Committee	13 meetings
Bank Board	12 meetings
Board Loan Committee	0 meetings
Business Opportunity Committee	4 meetings
Executive Committee	13 meetings
Executive Compensation Committee	4 meetings
Holding Company Board	13 meetings
Nominating Committee	4 meetings
Trust Committee	12 meetings
Independent Directors	2 meetings

AUDITOR AND AUDIT FEES

Independent Auditors

The Audit Committee of the Corporation, at a meeting held March 8, 2011, selected ParenteBeard as the independent auditors for the Corporation for 2011 subject to shareholder approval.  A resolution will be presented at the Annual Meeting for the ratification by the shareholders of the appointment of ParenteBeard as the independent auditors for the Corporation for 2011.  Each shareholder may cast one vote for each share of common stock held by such shareholder.  The affirmative vote of the holders of a majority of the outstanding shares of common stock represented and entitled to vote at the Annual Meeting on such proposal is required to approve the proposal.  No executive officer or director has any substantial direct or indirect interest in the ratification of ParenteBeard.

The Board of Directors recommends the shareholders vote in favor of the proposal to ratify the appointment of ParenteBeard as the Corporation’s independent auditors for the fiscal year ending December 31, 2011.

A representative of ParenteBeard will be present at the Annual Meeting with the opportunity to make statements and to respond to appropriate questions from shareholders.

ParenteBeard was appointed as the independent auditors for the Corporation and its subsidiaries for fiscal year ended December 31, 2010, and such appointment was ratified by the shareholders of the Corporation at the Annual Meeting held on May 18, 2010.

Audit Fees and All Other Fees

The accounting fees over the past two years were paid by the Corporation to ParenteBeard.  ParenteBeard did not render any service to any director or principal officer of the Corporation or the Bank. There is no agreement to place any limit on current or future auditors’ fees.

Audit Fees.  ParenteBeard charged aggregate fees of $93,532 in 2009 and aggregate fees of $91,125 in 2010 for audit of the Corporation’s consolidated financial statements and for review of the interim financial statements included in the Corporation’s quarterly reports on Form 10-Q.

Audit Related Fees.  ParenteBeard billed $1,400 in 2009 and billed $5,500 in 2010 for assurance and related services related to preparation of Forms 5500.

Tax Fees.  Fees billed for tax services performed by ParenteBeard totaled approximately $8,650 in 2009.  Fees billed by ParenteBeard for tax services in 2010 totaled approximately $9,252.  Such tax services consisted primarily of preparation of state and federal tax returns.

All Other Fees.  There were no aggregate fees billed by ParenteBeard for all other services not described above in 2009 or 2010.

Audit and Non-Audit Services

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by ParenteBeard, for the periods during which they performed services for the Corporation, was compatible with the maintenance of the respective auditor’s independence in the conduct of its auditing functions.  The charter of the Audit Committee provides for pre-approval of audit, audit-related, tax services and other services on an annual basis, including a review of the independent auditor’s audit procedures and risk assessment process in establishing the scope of the services, proposed fees and reports to be rendered. The Audit Committee approved all services performed by ParenteBeard and described above.

SHAREHOLDER COMMUNICATIONS

Shareholders may contact the Board of Directors by writing them c/o Board of Directors, Commercial National Financial Corporation, 900 Ligonier Street, P.O. Box 429, Latrobe, PA 15650, Attention: Wendy S. Schmucker.  Ms. Schmucker will deliver any correspondence to the Chairman of the Board or to any specifically identified director.

SHAREHOLDER PROPOSALS - ANNUAL MEETING

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation’s proxy material for its 2012 annual meeting of shareholders, must deliver such proposal not later than December 2, 2011, in writing to:

      Chairman of the Board
      Commercial National Financial Corporation
900 Ligonier Street
P.O. Box 429
Latrobe, PA 15650

If a shareholder intends to timely submit a proposal at the 2012 Annual Meeting, without having it included by the Corporation in the proxy statement and form of proxy relating to that meeting, the shareholder must provide the Corporation with notice of the proposal no later than February 6, 2012.  If such shareholder fails to give such timely notice of his intention to submit the proposal and solicit proxies, the proxy holders will be allowed to use their discretionary voting authority to vote on the proposal if the proposal is raised at the 2012 Annual Meeting.

OTHER MATTERS

The Board of Directors and the principal officers of the Corporation do not intend to present to the Annual Meeting any business other than as set forth in the Notice of Annual Meeting and this Proxy Statement.

The Corporation knows of no other business to be presented for action at the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, the proxy holders intend to vote shares in accordance with the recommendation of the Board of Directors of the Corporation.

By Order of the Board of Directors,

           Wendy S. Schmucker
           Secretary